Exhibit 5.1

Kenn Guernsey

+1 (415) 693-2091

kguernsey@cooley.com

October 11, 2022

Arcus Biosciences, Inc.

3928 Point Eden Way

Hayward, CA 94545

Ladies and Gentlemen:

We have acted as counsel to Arcus Biosciences, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) by the Company under the Securities Act of 1933, as amended, covering the resale by the selling stockholder of 11,613,029 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, acquired pursuant to a Common Stock Purchase Agreement, dated May 27, 2020, by and among the Company and Gilead Sciences, Inc., as amended and restated on January 31, 2021 (the “Common Stock Purchase Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s certificate of incorporation, and bylaws, each as currently in effect, the Common Stock Purchase Agreement and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Kenneth L. Guernsey
Kenneth L. Guernsey

Cooley LLP 3 Embarcadero Center, 20th Floor San Francisco, CA 94111

t: (415) 693-2000 f: (415) 693-2222 cooley.com